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                                  EXHIBIT 16


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November 22, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read the statements made by MSU Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 9 of the Company's Annual Report on Form 10-K for the year ended June 30, 1995. We agree with the statements concerning our Firm in such Form 10-K.

Very truly yours,

/s/ COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.